Putnam Global Financials Fund 2-28-10

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 (000s omitted)		Class A	   134
					Class B	     5
					Class C	     4

72DD2 (000s omitted)		Class M	     *
					Class R	     *
					Class Y	     5

*Amount represents less than 1



73A1					Class A	0.231
					Class B	0.197
					Class C	0.187

73A2					Class M	0.165
					Class R	0.198
					Class Y	0.253

74U1	(000s omitted)		Class A	   406
					Class B	    26
					Class C	    19

74U2	(000s omitted)		Class M	     1
					Class R	     1
					Class Y	    26

74V1					Class A	12.55
					Class B	12.47
					Class C	12.48

74V2					Class M	12.53
					Class R	12.54
					Class Y	12.57




Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

72U

The figure entered in response to this question is the amortization of offering costs expense for the period.

The offering costs have been fully amortized over a 12 month period as of February 28, 2010 in accordance with Statement of Position 98-5, Reporting on the Costs of Start-Up Activities.



Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.